Exhibit 5

December 14, 2011

SigmaTron International, Inc.

2201 Landmeier Road

Elk Grove Village, Illinois 60007

Re:	Registration Statement on Form S-8
SigmaTron International, Inc.

Ladies and Gentlemen:

As legal counsel to SigmaTron International, Inc., a Delaware corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about December 14, 2011 in connection with the registration under the Securities Act of 1933, as amended, of shares of the Company’s common stock, par value $0.01 per share, (the “Shares”) issuable pursuant to the Company’s 2011 Employee Stock Option Plan (the “Plan”). The facts, as we understand them, are set forth in the Registration Statement.

With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

A. The Certificate of Incorporation of the Company, as filed with the Secretary of State of Delaware;

B. The Amended and Restated Bylaws of the Company;

C. Actions by the Board of Directors of the Company, taken at a meeting on July 8, 2011, authorizing the issuance of the Shares and approving the recommendation of the Plan to the Company’s shareholders for adoption;

D. The Plan;

E. Minutes of the September 16, 2011, Annual Meeting of Stockholders of the Company, at which the stockholders adopted the Plan as approved by the Board of Directors;

F. The Registration Statement.

Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and based solely upon our review of items A through F above, and subject to the further limitations and qualifications set forth below, it is our opinion that the Shares, when issued and sold in accordance with the Plan, will be validly issued, fully paid, and nonassessable.

We express no opinion as the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Delaware, including judicial interpretations of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

Greenberg Traurig, LLP | Attorneys at Law | 77 West Wacker Drive, Suite 3100 | Chicago, Illinois 60601 | Tel. 312.456.8400 | Fax 312.456.8435

SigmaTron International, Inc.

December 14, 2011

We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP